EXHIBIT 23.02

Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

We consent to the inclusion in this Annual Report on Form 10-K of eUniverse, Inc. for the year ended March 31, 2002, and to the incorporation by reference in Registration Statement Numbers 333-102313 and 333-76898 of eUniverse, Inc. on Forms S-8, of our report dated June 14, 2002.

/s/ Merdinger, Fruchter, Rosen & Corso, P.C.

New York, New York

June 14, 2004